EXHIBIT 10.5
CONSULTING AGREEMENT
     THIS CONSULTING AGREEMENT (the “Agreement”) is made and entered into effective as of the 23rd day of March 2006 by and between One Earth Energy LLC, an Illinois limited liability company (“Company”), and Mitch Dawson, a resident of the State of Iowa (“Consultant”). The actual start date is contemplated to be April 17, 2006.
W I T N E S S E T H :
     WHEREAS, Company intends to develop, finance and construct an ethanol plant (the “Plant”) in Illinois; and
     WHEREAS, Company desires to temporarily engage Consultant to provide consulting and advice concerning the development, financing, start-up and construction of the Plant pursuant to the terms set forth herein.
     NOW, THEREFORE, for good and valuable consideration, the parties agree as follows:
     1. Engagement; Term/Termination. Company hereby engages Consultant as a consultant and advisor in connection with the development, financing, start-up and construction of the Plant; and Consultant hereby accepts such engagement, upon the terms and conditions hereinafter set forth. The term of Consultant’s engagement shall commence immediately, and unless sooner terminated by either party, shall continue until the project reaches financial close or 12 twelve months whichever is sooner. This agreement may be terminated upon 30 days notice only for cause meaning substantial noncompliance with material terms of this agreement. It is contemplated that Consultant will apply for the General Managers position of Company and if agreeable to both parties Consultant will be considered for that position.
     2. Duties; Limitation on Authority. During the term of this Agreement, Consultant will report to the Board of Directors of Company and shall devote his full-time best efforts to coordinate the following; (1) interview and recommend a National Ethanol & DDGS’ Marketing Firm; (2) U.S. Energy, electric utilities and natural gas company rates; (3) RTP for environmental permits; (4) communication between controller and Board to stay on budget; (5) prepare and participate in equity drive and financial close subject to the limitations provided for by separate agreement necessary to comply with applicable laws concerning broker dealers; conduct such other project coordinator duties as assigned by the Company. In addition to the above, Consultant shall upon request provide consulting and advisory services to the Company in connection with the development, financing, start-up and construction of the Plant, including, without limitation: (i) sending and receiving information to and from and otherwise coordinating activities with Company’s other consultants and service providers including attorneys, accountants, feasibility/business plan consultants, grant writers, prospective lenders, design-build firms, etc., and providing such information to Company’s Managers for timely decision-making; (ii) coordinating and facilitating the timely completion of tasks necessary in connection with the Project; and (iii) such other duties and services as may from time to time be reasonably requested by Company’s Managers. Consultant shall keep a daily log of consulting services provided hereunder and detailed records of the status of various projects and activities concerning the Plant, and shall update Company’s Managers on at least a weekly basis, and more frequently when appropriate.
     Notwithstanding any other provision herein, Consultant shall have no right or authority, and not shall hold himself out as having any such authority, express or implied, to assume or create any duty, responsibility, obligation or liability, for, on behalf of, or in the name of Company, or to otherwise bind Company in any respect.
     3. Consulting Fees; Expense Reimbursements. In consideration of the consulting services to be provided by Consultant pursuant to this Agreement, Company shall pay Consultant $125,000 per year paid on a bi-weekly basis. Such consulting fee shall be payable pro rata if there occurs any early termination of this

Agreement. In addition, Consultant will be entitled to reimbursement of reasonable, ordinary and necessary expenses incurred by Consultant in the performance of his duties hereunder; provided, however, that any expense in excess of One Hundred Dollars ($100) shall be subject to prior approval by Company’s Managers. Consultant shall provide to Company within Five (5) days of the end of each calendar month, an itemized listing of any reimbursable expenses incurred on behalf of the Company and receipts therefor.
     4. Materials Provided Consultant. Consultant will be provided with the following; desk, phone, fax machine, internet access, computer, printer, cell phone with multi state capability.
     5. Confidentiality; Return of Information. Consultant shall keep and maintain all information relating to Company in confidence and shall return all such information to Company upon termination of this Agreement.
     6. Relationship of the Parties. The parties’ relationship hereunder is that of independent contracting parties. Consultant shall be solely responsible for payment of any taxes incurred in connection with compensation received from Company hereunder, and shall not be provided with insurance, vacation, paid time off or any other fringe benefits. Furthermore, Consultant acknowledges and agrees that Company will not be responsible for, and Consultant hereby releases, and agrees to indemnify and hold Company and its officers, Managers and employees harmless from and against, any injuries suffered by Consultant in providing services hereunder. Consultant will be responsible for providing his own insurance coverage, however One Earth Energy will reimburse Consultant for the cost of the COBRA coverage.
     7. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective representatives, successors, and permitted assigns, in accordance with the terms hereof. This Agreement shall not be assignable by either party without the prior written consent of the other party.
     8. Representation. Consultant acknowledges and agrees that this Agreement was drafted by Richard Updegraff as legal counsel to Company and not to Consultant.
     9. Miscellaneous. This Agreement shall be governed by Illinois law, constitutes the entire understanding between the parties concerning the subject matter hereof (all other promises or agreements being expressly superseded hereby), and shall not be modified except in a writing signed by both parties. If any provision of this Agreement shall for any reason be held to be invalid, unenforceable, or contrary to public policy, whether in whole or in part, the remaining provisions shall not be affected by such holding. No omission or delay by either party in enforcing any right or remedy hereunder or in requiring performance of any term, covenant or provision herein shall constitute a waiver of any such right or remedy, nor shall it in any way effect the right of either party to enforce such provisions thereafter.
     IN WITNESS WHEREOF, the parties hereto have duly executed this CONSULTING AGREEMENT effective as of the day and year first above written.

COMPANY:		CONSULTANT:

One Earth Energy LLC

By:	/s/Steven Kelly President/Manager	/s/Mitch Dawson Mitch Dawson
411 Hickory Circle
Grimes, Iowa 50111